EXHIBIT 10.2

MID AMERICA BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (this “Agreement”), made as of April 19, 1990, as previously amended from time to time, is hereby amended and restated effective as of January 1, 2007, by and between Mid America Bank, fsb (the “Bank”), a federally chartered savings bank, with its office at 55th & Holmes Avenue, Clarendon Hills, Illinois, and Allen H. Koranda (“Executive”). The Bank is the wholly owned subsidiary of MAF Bancorp, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware.

        WHEREAS, the Bank recognizes the responsibility Executive has with the Bank and wishes to protect his position therewith for the period provided in this Agreement;

        WHEREAS, Executive has been appointed to, and has agreed to serve in the position of Chief Executive Officer, a position of substantial responsibility with the Bank;

        WHEREAS, the expiration date of this Agreement was previously extended by action of the Board of Directors of the Bank to December 31, 2008;

        WHEREAS, the Board has approved a further extension hereof until December 31, 2009, subject to amending and restating the Employment Agreement as provided for herein to, among other things, incorporate prior amendments and reflect appropriate updating, to clarify the intent of certain provisions, to modify the calculation of severance benefits and to obtain for the benefit of the Bank certain restrictive covenants from Executive;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.     POSITION AND RESPONSIBILITIES.

        During the period of his employment hereunder, Executive agrees to serve as Chief Executive Officer of the Bank. The Executive shall render management services to the Bank such as are customarily performed by persons in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer of any subsidiary or affiliate of the Bank.

2.     TERMS AND DUTIES.

(a)     The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue through December 31, 2009, subject to the extension of such term as hereinafter provided and subject to other termination as provided in Sections 4, 5, 6, 7 and 8. The term of this Agreement shall be extended for an additional year as of December 31, 2007 and each December 31 thereafter, such that the remaining term is three (3) years as of such December 31; provided that not later than the March 31 following such December 31, the Board of Directors of the Bank (the “Board”) has taken action to approve such extension following an annual review of this Agreement and Executive’s performance by the Administrative/Compensation Committee of the Board for purposes of making a recommendation to the Board whether to extend this Agreement, and the results thereof shall be included in the minutes of the Board’s meeting. The Board’s decision whether or not to extend this Agreement shall be promptly communicated to the Executive. In the event the Executive desires not to extend the Agreement for an additional period, the Executive shall provide the Bank with written notice at least ten (10) days and not more than twenty (20) days prior to the end of such calendar year. If either the Bank or the Executive chooses not to extend the Agreement for an additional period, the Agreement shall cease at the end of its remaining term or, if earlier, upon Executive’s termination of employment.

(b)     During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank and its affiliates; provided, however, that Executive may hold other offices or positions, including directorships, in companies or organizations, which do not present any conflict of interest with the Bank or its affiliates, do not adversely affect the performance of Executive’s duties and in all cases are consistent with the Company’s Corporate Code of Ethics; provided, however, Executive’s commitments to and holding of such other offices or positions shall be subject to review and nullification by the Nominating and Corporate Governance Committee of the Board.

3.     COMPENSATION.

(a)     The Bank shall pay Executive an annual salary of $461,500 (“Base Salary”) which shall be reviewed at least annually by the Committee. The Base Salary may be increased but may not be decreased from the Base Salary amount then in effect without the prior written consent of Executive or unless such decrease is in proportion to a general reduction in salary affecting all executive officers of the Bank.

(b)     In addition to the payment of a Base Salary, Executive will be entitled to participate in, and be eligible to receive benefits or grants under, any employee benefit plan or program that is offered to executive officers of the Bank, including, but not limited to, annual bonus programs, long-term bonus programs, equity incentive awards, supplemental executive retirement plans and deferred compensation plans, with such participation, eligibility, benefits and grants determined on a basis consistent with Executive’s position described in Section 1.

(c)     In addition to the compensation provided in Sections 3(a) and 3(b), the Bank shall provide Executive with such other benefits as are provided to other full-time employees of the Bank, including but not limited to, participation in ESOP, profit-sharing and 401(k) plans, medical, dental, disability and life insurance plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as in effect from time to time. In addition, the Executive shall have the use of a company automobile and the

Bank shall pay or reimburse Executive for all reasonable business travel and related expenses incurred by Executive.

4.     PAYMENTS TO EXECUTIVE UPON TERMINATION OF EMPLOYMENT.

        The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8, 15, 24 and 25.

(a)	Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank or the Company of Executive’s employment hereunder for any reason other than when such termination follows a Change in Control (as defined in Section 5(a) hereof) or when such termination is a Termination for Cause (as defined in Section 8 hereof); (ii) Executive’s resignation from the Bank’s employ (in accordance with the procedures outlined in this Section 4(a)), following any (A) failure to re-appoint Executive as Chief Executive Officer without the consent of the Executive, unless Executive is appointed to a position of greater authority, responsibility and title, or the failure to re-appoint or re-elect Executive as a member of the Board, without the consent of Executive, (B) material change in Executive’s function, duties, or responsibilities (including any series of changes which in the aggregate amount to a material change), which causes Executive’s position to become one of lesser responsibility, importance, or scope, or (C) breach of this Agreement by the Bank. Upon the occurrence of any event described in clause (A), (B) or (C) above, Executive shall, within 120 days of the occurrence of such event, give notice of such event to the Bank. The Bank shall thereafter have 10 business days to cure such material change or breach. If such material change or breach is not cured within this timeframe, Executive shall have the right, within 60 days of the end of the cure period, to terminate his employment under this Agreement. Failure of Executive to give notice to the Bank of the event described in clause (A), (B) or (C) within the specified timeframe or failure of Executive to terminate his employment within the proper timeframe shall constitute a waiver by Executive of such event. In the event of Executive’s death (i) following the date the Executive has given notice of an event described in clause (A), (B) or (C) above within the required 120-day period (unless, prior to such death, the Bank has cured the material change or breach or commenced action to so cure the material change or breach within the required 10-day period), or (ii) after Executive has resigned his employment within the 60-day period following the end of the cure period, an Event of Termination shall be deemed to have occurred immediately prior to the date of Executive’s death.

(b)	Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of: (i) the compensation the Executive would be entitled to receive during the term of the Agreement remaining as of the date immediately prior to the Date of Termination (defined below) or (ii) the Executive’s three (3) preceding years’ compensation, which three-year period shall end on the last day of the month immediately preceding the Date of Termination. For purposes of clause (i) of the preceding sentence, compensation shall include the amount of Base Salary which Executive would be entitled to receive pursuant to Section 3(a) during the applicable period (determined prior to any general reduction occurring within one year prior to the Event of Termination or any reduction which gave rise to the Event of Termination) plus a target annual cash bonus amount for each calendar year ending within the applicable period, which target annual cash bonus amount for each such year shall be equal to the target annual cash bonus amount for the calendar year in which the Date of Termination occurs (regardless of whether the actual annual cash bonus payment for any such year is less than or more than such target annual cash bonus amount, and without proration). For purposes of clause (ii) above, compensation shall include the amount of Base Salary which Executive received during the applicable period (or was entitled to receive under Section 3(a) prior to any general reduction occurring within one year prior to the Event of Termination or any reduction which gave rise to the Event of Termination) plus a target annual cash bonus amount for each calendar year commencing within the applicable period, which target annual cash bonus amount for each such year shall be equal to the target annual bonus amount established for the Executive with respect to such year (regardless of whether the actual annual cash bonus payment for any such year was less than or more than such target annual cash bonus amounts, and without proration). Subject to any delay required to comply with Code Section 409A, such payments shall be made in a lump sum within five (5) business days of the Date of Termination relating to such Event of Termination, unless Executive has made a prior election (in accordance with procedures established by the Committee and in compliance with Code Section 409A) to have such payments made in thirty-six (36) monthly installments (without interest) beginning with the month following the month of Executive’s termination. Notwithstanding the foregoing, if the Bank is not in compliance with its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.

(c)	Upon the occurrence of an Event of Termination, the Bank will cause to be continued medical, dental, disability and life insurance coverage substantially identical (including coverage amounts, co-pays, deductible amounts and maximum out-of-pocket amounts) to the coverage that would have been provided by the Bank for the Executive and his dependents from time to time in accordance with Section 3(c) if Executive’s employment had continued hereunder. The Bank’s obligation and the Executive’s entitlement to continued medical and dental coverage shall be governed by the provisions of Section 7 below. With respect to disability and life insurance coverage, Executive shall be obligated to continue to pay, on a monthly basis, the portion of the cost of such insurance coverage that he would be required to pay if his employment had continued. Such continuing insurance and payment arrangements for disability and life insurance coverage shall continue until the earlier of: (i) the date Executive fails to remit to the Bank the required monthly premium amount for such insurance coverage within a thirty (30) day grace period of when such payment is due (or, if later, within thirty (30) days after Executive is informed of the payment due); (ii) the date Executive obtains insurance coverage from another employer that is not less than that provided by the Bank; (iii) the date of Executive’s death; (iv) age 65; or (v) sixty (60) months from the Date of Termination relating to the Event of Termination.

(d)	In addition to the other benefits provided by this Section 4, Executive shall be entitled to a lump-sum payment of his accrued vacation benefits through the date of Executive’s termination. Executive shall also be entitled to all other payments or benefits to which he may be entitled under the terms of any applicable compensation arrangement or benefit, or fringe benefit plan, program or grant.

5.	CHANGE IN CONTROL.

(a)	No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank or Company, as set forth below, and benefits under this Section 5 shall in all respects be subject to the terms and conditions stated in Sections 15, 24 and 25. For purposes of this Agreement, a “Change in Control” of the Bank or Company shall mean:

(i)	an event that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(ii)	an event that results in a change in control of the Bank or the Company within the meaning of the Home Owners Loan Act of 1933, as amended, and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof, including section 574 of such regulations;

(iii)	at such time as any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities or makes an offer to purchase and completes the purchase of securities of the Bank or the Company representing 20% or more of the Bank’s or the Company’s outstanding securities ordinarily having the right to vote at the election of directors except for (A) any securities of the Bank owned by the Company, or (B) any securities purchased by the employee stock ownership plan and trust of the Company or a subsidiary;

(iv)	at such time that individuals who constitute the Company’s Board of Directors on the date hereof (the “Incumbent Board”) or the Board of Directors of the Bank on the date hereof (the “Bank Incumbent Board”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or Bank Incumbent Board, as the case may be, or whose nomination for election by the stockholders was approved by the Nominating Committee serving under the Incumbent Board or the Bank Incumbent Board, shall be, for purposes of this clause (iv), considered as though such individual was a member of the Incumbent Board or the Bank Incumbent Board, as the case may be;

(v)	consummation of a reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or Company or similar transaction occurs (each a “Business Combination”) that results in a change of control. A Business Combination will not be deemed to result in a change of control if: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the voting stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the resulting entity from the Business Combination (including, without limitation, an entity, which as a result of such transaction, owns the Bank or Company or all or substantially all of the Bank’s or Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions of such voting power as their ownership of the voting stock immediately prior to the Business Combination, and (B) at least a majority of the members of the board of directors of the resulting entity from the Business Combination were members of the Incumbent Board or Bank Incumbent Board, respectively, at the time of the execution of the initial agreement, or action of the Incumbent Board or Bank Incumbent Board, providing for such Business Combination;

(vi)	a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company and such proxy statement proposal is approved by the shareholders of the Company; or

(vii)	a tender offer is made and completed for 20% or more of the outstanding securities of the Company.

(b)	If any of the events described in Section 5(a) hereof constituting a Change in Control has occurred and is followed by Executive’s voluntary or involuntary termination of employment (including for reasons of death but excluding a Termination for Cause) upon or within two (2) years of the date of the Change in Control, Executive (or, as applicable, his beneficiary, beneficiaries or estate) shall be entitled to the benefits provided in paragraphs (c), (d), (e) and (f) of this Section 5.

(c)	Upon the occurrence of a Change in Control followed by the Executive’s termination of employment as described in Section 5(b), the Bank or its successor shall pay Executive, or in the event of his death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the Executive’s three (3) preceding years’ compensation, which three-year period shall end on the last day of the month immediately preceding the month in which the Executive’s Date of Termination occurs, or, if such amount is greater, the last day of the month immediately preceding the date of the Change in Control. For purposes of the preceding sentence, compensation shall include the amount of Base Salary which Executive received during the applicable period (or was entitled to receive under Section 3(a) prior to any general reduction occurring within one year prior to the Event of Termination or any reduction which gave rise to the Event of Termination) plus a target annual cash bonus amount for each calendar year commencing within the applicable period, which target annual cash bonus amount for each such year shall be equal to the target annual bonus amount established for the Executive with respect to such year (regardless of whether the actual annual cash bonus payment for any such year was less than or more than such target annual cash bonus amounts, and without proration). Subject to any delay required by Section 409A, such payments shall be made in a lump sum within five (5) business days of Executive’s Date of Termination relating to such termination of employment, unless Executive has made a prior election (in accordance with procedures established by the Committee) to have such payments made in thirty-six (36) monthly installments (without interest) beginning with the month following the month of Executive’s termination.

(d)	Upon the occurrence of a Change in Control followed by the termination of the Executive’s employment in accordance with Section 5(b), the Bank will cause to be continued medical, dental, disability and life insurance coverage substantially identical (including coverage amounts, co-pays, deductible amounts and maximum out-of-pocket amounts) to the coverage that would have been provided by the Bank for the Executive and his dependents from time to time in accordance with Section 3(c) if Executive’s employment had continued hereunder. The Bank’s obligation and the Executive’s entitlement to continued medical and dental coverage shall be governed by the provisions of Section 7 below. With respect to disability and life insurance coverage, Executive shall be obligated to continue to pay, on a monthly basis, the portion of the cost of such insurance coverage that he would be required to pay if his employment continued. Such continuing insurance and payment arrangements for disability and life insurance coverage shall continue until the earlier of: (i) the date Executive fails to remit to the Bank the required monthly premium amount for such insurance coverage within a thirty (30) day grace period of when such payment is due (or, if later, within thirty (30) days after Executive is informed of the payment due); (ii) the date Executive obtains insurance coverage from another employer that is not less than that provided by the Bank; (iii) the date of Executive’s death; (iv) age 65; or (v) sixty (60) months from the Date of Termination relating to such termination of employment.

(e)	In addition to the other benefits provided by this Section 5, Executive shall be entitled to a lump-sum payment of his accrued vacation benefits through the date of Executive’s termination. Executive shall also be entitled to all other payments or benefits to which he may be entitled under the terms of any applicable compensation arrangement or benefit, or fringe benefit plan, program or grant.

(f)	Notwithstanding the preceding paragraphs of this Section 5, in the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive by the Bank, any of its affiliates, or any person who acquires ownership or effective control of the Bank or the Company or ownership of a substantial portion of the Bank’s or Company’s assets (within the meaning of Section 280G of the Code, and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is subject to the excise tax imposed by Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then, except in the case of a Deminimus Excess Amount (as described below), the Executive shall be entitled to receive an additional payment (a “Gross Up Payment”) in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment (including any federal, state and local income, payroll or excise taxes and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment).

        In the event that the amount by which the present value of the Total Payments which constitute “parachute payments” (within the meaning of Section 280G of the Code) (the “Parachute Payments”) exceeds three (3) times the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Base Amount”) is less than 3% of the amount determined under Section 5(c) of this Agreement, such excess shall be deemed to be a

Deminimus Excess Amount and the Executive shall not be entitled to a Gross-Up Payment. In such an instance, the Parachute Payments shall be reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s Base Amount; provided that such reduction shall not be made unless the Non-Triggering Amount would be greater than the aggregate value of the Parachute Payments (without such reduction) minus the amount of Excise Tax required to be paid by Executive thereon. The reduction required hereby shall be made by reducing the amount payable under Section 5(c) of this Agreement.

        All determinations as to the portion, if any, of the Total Payments which constitute Parachute Payments, whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any reduction, and any amounts relevant to the foregoing paragraphs of this Section 5(f) shall be made by an independent accounting or nationally-recognized compensation consulting firm selected by the Bank (the “Firm”), in consultation with counsel selected by the Bank, which firm and counsel may be, but need not be, the firm or counsel then regularly retained by the Bank. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Bank and the Executive, within five (5) days of a date of termination, if applicable, or such earlier time as is requested by the Bank or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any Determination by the Firm shall be binding upon the Bank and the Executive. As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial Determination by the Firm hereunder, or as a result of a subsequent Determination by the Internal Revenue Service or a judicial authority, it is possible that the Bank should have made Gross-Up Payments (“Underpayment”), or that the Gross Up Payments will have been made by the Bank which should not have been made (“Overpayment”). In either such event, the Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of the Underpayment, the amount of such Underpayment shall be promptly paid by the Bank to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Bank, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Bank, and otherwise reasonably cooperate with the Bank to correct such Overpayment, including repayment of such Overpayment to the Bank.

6.     TERMINATION FOR DISABILITY.

(a)     If, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from his duties with the Bank on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Bank or the Company may terminate Executive’s employment for “Disability.” In the event such involuntary termination of Executive’s employment could be considered a termination under this Section 6(a) or under either section 4(a) or 5(b), it will be deemed to be a termination under that section that provides the greatest financial benefits to the Executive, as determined by the Executive.

(b)     In the event Executive’s employment is terminated under Section 6(a), the Bank will pay Executive, as disability pay, a monthly payment equal to 75% of Executive’s monthly rate of Base Salary on the effective date of such termination. These disability payments shall be reduced by any disability-related income received by Executive from other sources such as Social Security, Workers’ Compensation or disability insurance coverage maintained by the Bank (which amounts shall be grossed-up to the extent they are received free from federal income tax) but not by any separate disability insurance maintained solely by the Executive. The disability payments will commence on the effective date of Executive’s termination and will end on the earlier of: (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining age 65; or (iv) Executive’s death. The disability payments will be in addition to any other payments or benefits to which he may be entitled under the terms of any applicable compensation arrangement or benefit, or fringe benefit plan, program or grant.

(c)     In the event Executive’s employment is terminated under Section 6(a), the Bank will cause to be continued medical, dental, disability and life insurance coverage substantially identical (including coverage amounts, co-pays, deductible amounts and maximum out-of-pocket amounts) to the coverage maintained by the Bank for the Executive and his dependents prior to his termination. The Bank’s obligation and the Executive’s entitlement to continued medical and dental coverage shall be governed by the provisions of Section 7 below. With respect to disability and life insurance coverage, Executive shall be obligated to continue to pay, on a monthly basis, the portion of the cost of such disability and life insurance coverage that he would be required to pay if his employment continued. Such continuing insurance and payment arrangements for disability and life insurance shall continue until the earlier of: (i) the date Executive fails to remit to the Bank the required monthly premium amount for such insurance coverage within a thirty (30) day grace period of when such payment is due (or, if later, within thirty (30) days after Executive is informed of the payment due); (ii) the date Executive obtains insurance coverage from another employer that is not less than that provided by the Bank; or (iii) age 65.

(d)     Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive has not been terminated but is incapable of performing his duties hereunder by reason of disability.

7.     RETIREMENT.

        Because Executive has attained the age and years of service with the Bank, any termination of Executive’s employment, other than termination for Cause in accordance with Section 8, shall be considered a Retirement for purposes of this Agreement. Executive’s Retirement shall entitle him to maintain for himself and his dependents until Executive’s death, such medical and/or dental coverage as he would have been entitled to maintain had his employment continued, provided Executive timely pays (including a 30-day grace period) the portion of the cost of such insurance coverage that he would be required to pay, on a monthly basis, if he were actively employed by the Bank. Executive’s death shall be considered a qualifying event under COBRA (or any similar or successor provision granting surviving spouses and dependents the right to continue medical and dental coverage) such that Executive’s spouse and dependents may elect to continue coverage at the same premium as in effect on the date of Executive’s death; provided that effective as of the first anniversary of the Executive’s death, the premium shall be the COBRA premium applicable to such coverage.

        To the extent applicable, the Executive will also be entitled to receive the benefits described in Section 4, 5 or 6. In the event Section 4, 5 or 6 is not applicable, Executive shall be entitled to a lump-sum payment of his accrued vacation benefits through the date of Executive’s Retirement and shall also be entitled to all other payments or benefits to which he may be entitled under the terms of any applicable compensation arrangement or benefit, or fringe benefit plan, program or grant.

8.     TERMINATION FOR CAUSE.

        The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause unless otherwise provided in such compensation plan, arrangement, program or grant.

9. NOTICE.

        Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto and shall be effective as of the Date of Termination.

        For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given, provided that the Board may remove the Executive from his positions and limit his duties and authority during such period without such action being the basis for an Event of Termination under Section 4 above); provided that if, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order of decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

10.     POST-TERMINATION OBLIGATIONS.

(a)     During the term of this Agreement and for the one (1) year period after the expiration or termination hereof, Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(b)     Except in the course of his employment and in the pursuit of the business of the Bank or its affiliates, Executive shall not, during the course of his employment, or following termination of his employment for any reason, directly or indirectly, disclose, publish, communicate or use on his behalf or another’s behalf, any Confidential Information that he has learned or developed while in the employ of the Bank or its affiliates, proprietary information or other data of the Bank or its affiliates. Executive acknowledges that unauthorized disclosure or use of such Confidential Information, other than in discharge of Executive’s duties, will cause Bank or its affiliates irreparable harm.

        For purposes of this Section, “Confidential Information” means trade secrets (such as technical and non-technical data, a program, method, technique, process) and other confidential or proprietary information concerning the products, processes, services, or customers of Bank or its affiliates, including but not limited to: computer programs; marketing, or organizational research and development; business or strategic plans; financial forecasts; personnel information, including the identity of other employees of the Bank or its affiliates, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, which information: (a) has not been made generally available to the public; and (b) is useful or of value to the current or anticipated business, or research or development activities of the Bank or its affiliates; or (c) has been identified to Executive as confidential by the Bank or its affiliates, either orally or in writing.

(c)     During the term of this Agreement and for one (1) year after a Date of Termination under circumstances described in Section 4(a) or Section 5(b) hereunder (which period shall be tolled during a period of the continuance of any actual breach or violation of this

Section 10(c)), Executive will not, except in the performance of his duties, directly or indirectly solicit, induce or encourage (i) any customer of the Bank or its affiliates to terminate such customer’s relationship with the Bank or its affiliates, or (ii) any individual who, as of the date immediately preceding the Date of Termination, is an employee of the Bank any of its affiliates, to terminate his or her relationship with the Bank or its affiliates. For purposes of this paragraph (c), “customer” means any business, entity or person which is or at any time during the six months prior to Executive’s Date of Termination, was a customer of the Bank or any affiliate and with which Executive had contact prior to the Date of Termination.

(d)     Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of this Section 10 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Bank and its affiliates and their legitimate and proprietary business interests and property from irreparable harm. Therefore, Executive agrees that, in addition to any other remedies at law or in equity available to the Bank or its affiliates for Executive’s breach or threatened breach of this Section 10, the Bank or its affiliates is entitled to specific performance or injunctive relief, without bond, against Executive to prevent such damage or breach, and the existence of any claim or cause of action Executive may have against the Bank or its affiliates will not constitute a defense thereto.

11.     SOURCE OF PAYMENTS; COMPANY GUARANTY.

        All payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to the Executive, and if such amounts due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

12.     EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

        This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring of Executive of any kind elsewhere provided. No provision in this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.     NO ATTACHMENT.

        Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14.     MODIFICATION AND WAIVER.

(a)     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future of as to any act other than that specifically waived.

15.     REQUIRED REGULATORY PROVISIONS.

(a)     The Bank may terminate the Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

(b)     If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC 1818(e)(3)) or 8(g)(1) (12 USC 1818(g)(1)) of the Federal Deposit Insurance Act, as may be amended from time to time (the “FDIA”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)     If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 USC §1818(e)(4)) or 8(g)(1) (12 USC §1818(g)(1)) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)     If the Bank is in default as defined in Section 3(x)(1) (12 USC 1813(x)(1)) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)     All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank, (i) by the Federal Deposit Insurance Corporation (“FDIC”), at the time FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC §1823(c)) of the FDIA; or (ii) by the Office of Thrift Supervision (“OTS”) at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

16.     SEVERABILITY.

        If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.     CONSTRUCTION; HEADINGS FOR REFERENCE ONLY.

        The language used in this Agreement will be deemed to be the language chosen by Bank and the Executive to express their mutual intent and no rule of strict construction shall be applied against any person. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter. The headings of the sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.     GOVERNING LAW.

        This Agreement and its validity, interpretation, performance and enforcement shall be governed by Federal law.

19. ARBITRATION.

        Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the applicable rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Bank shall be entitled to seek specific performance of Executive’s obligations under Section 10 above in an applicable court and Executive shall be entitled to seek in the applicable court the specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.     PAYMENT OF LEGAL FEES.

        All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, regardless of whether or not the Executive is successful on the merits of such dispute or question pursuant to any legal judgment, arbitration or settlement. Such payments are guaranteed by the Holding Company pursuant to Section 11 hereof. Notwithstanding the foregoing, Executive shall not be entitled to the reimbursement of legal fees and shall be required to return any payments of legal fees paid by the Bank on Executive’s behalf if it is determined, pursuant to any judgment, arbitration or settlement that Executive acted in bad faith or undertook frivolous litigation.

21.     INDEMNIFICATION AND INSURANCE.

        The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators), and to advance expenses, to the fullest extent permitted under Federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements, such settlements to be approved by the Board of Directors of the Bank, if such action is brought against Executive in his capacity as an officer or director of the Bank. However, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties. The provisions of this Section 21 shall not be deemed exclusive of any rights to indemnification which this Executive may have under any governing documents or by-law of the Bank, agreement, vote of stockholders or directors, or otherwise. The provisions of this Section 21 shall survive any expiration or termination of the Agreement or Executive’s employment hereunder.

22.     FULL SETTLEMENT; NO MITIGATION.

        The Bank’s obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as expressly provided in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

23.     BINDING EFFECT.

        This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Bank. The Bank shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Bank in accordance with the operation of law, and such successor shall be deemed the “Bank” for purposes of this Agreement.

24.	CONDITIONS TO PAYMENTS UNDER SECTIONS 4 AND 5.

(a)	Any payments of benefits made or provided pursuant to Sections 4 or 5 are subject to the Executive’s:

(i)	compliance with the provisions of Section 10 hereof (to the extent applicable);

(ii)	delivery to the Bank of an executed Release and Severance Agreement, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

(iii)	delivery to the Bank of a resignation from all offices, directorships and fiduciary positions with the Bank, its affiliates and employee benefit plans.

(b)	Notwithstanding the due date of any post-employment payments, any amounts due under Sections 4 or 5 shall not be due until after the expiration of any revocation period applicable to the Release and Severance Agreement.

25.	CODE SECTION 409A.

        It is intended that any amounts payable under this Agreement, and the Bank’s and Executive’s exercise of authority or discretion hereunder, shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) if, due to the circumstances in existence at the time payments may become due to the Executive under Sections 4 or 5, the date of payment or the commencement of such payments or benefits thereunder must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then any such payment or payments or benefits to which the Executive would otherwise be entitled during the first six months following the date of separation from service shall be accumulated and paid as of the first day of the seventh month following the date of separation from service, and (b) to the extent that any Treasury regulations, guidance or changes to Section 409A after the date of this Agreement would result in the Executive becoming subject to interest and additional tax under Section 409A of the Code, the Bank and Executive agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

26.     MISCELLANEOUS.

(a)     The Bank shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Bank to or for the benefit of the Executive under this Agreement or otherwise. The Bank may, at its option: (a) withhold such taxes from any cash payments owing from the Bank to the Executive, (b) require the Executive to pay to the Bank in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

(b)     This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

(c)     Provisions of this Agreement shall survive the termination of the Executive’s employment with the Bank to the extent provided herein.

        IN WITNESS WHEREOF, the parties have executed this Agreement on April 9, 2007, effective as of the date indicated above.

Attest:	MID AMERICA BANK

/s/_Carolyn Pihera	By:/s/ Jerry Weberling
Secretary	Its:Senior Exec. V.P. & CFO

WITNESS:

/s/ Sharon Kay Ranieri	/s/Allen H. Koranda
Assist. Secretary	Executive

        The Company hereby guarantees the payment of all compensation, payments and/or benefits due to Executive or his beneficiaries under this Agreement or any of the plans, programs or arrangements referred to herein, if, as and when such compensation, payments or benefits are not timely paid by the Bank.

ATTEST:	MAF BANCORP, INC

/s/ Carolyn Pihera	By: /s/ Jerry Weberling
Secretary	Its: Senior Exec. V.P. & CFO

Exhibit A to Employment Agreement

RELEASE AND SEVERANCE AGREEMENT

        THIS RELEASE AND SEVERANCE AGREEMENT is made and entered into this ____ day of _________, _____ by and between MID AMERICA BANK, fsb and its direct and indirect parent, subsidiaries and affiliates (including, without limitation, MAF BANCORP, INC.) (collectively, “MAF”) and Executive (hereinafter “EXECUTIVE”).

        EXECUTIVE’S employment with MAF terminated on __________, ______; and EXECUTIVE has voluntarily agreed to the terms of this RELEASE AND SEVERANCE AGREEMENT in exchange for severance benefits under the Employment Agreement (“Employment Agreement”) to which EXECUTIVE otherwise would not be entitled.

        NOW THEREFORE, in consideration for severance benefits provided under the Employment Agreement and except as provided below, EXECUTIVE on behalf of EXECUTIVE and EXECUTIVE’S spouse, heirs, executors, administrators, children, and assigns does hereby fully release and discharge MAF, its officers, directors, employees, agents, subsidiaries and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorneys’ fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of this Agreement, relating to EXECUTIVE’S employment or termination of employment from MAF, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

        EXECUTIVE acknowledges that EXECUTIVE’S obligations pursuant to Section 10 of the Employment Agreement relating to the use or disclosure of confidential information and non-solicitation of customers and employees shall continue to apply to EXECUTIVE.

        This release does not affect EXECUTIVE’S or EXECUTIVE’s or his dependents, heir’s or assigns’ rights to any benefits to which EXECUTIVE or such persons or entities may be entitled under any employee benefit plan, program or arrangement sponsored or provided by MAF, including but not limited to the Employment Agreement and the plans, programs and arrangements referred to therein. This release shall also not affect EXECUTIVE’s or his dependents, heir’s or assigns’ rights under the Employment Agreement or otherwise to indemnification or coverage and benefits under any directors and officers insurance coverage.

        EXECUTIVE and MAF acknowledge that it is their mutual intent that the Age Discrimination in Employment Act waiver contained herein fully comply with the Older Workers Benefit Protection Act. Accordingly, EXECUTIVE acknowledges and agrees that:

(a) The severance benefits exceed the nature and scope of that to which EXECUTIVE would otherwise have been legally entitled to receive.

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(b) Execution of this Agreement and the Age Discrimination in Employment Act waiver herein is EXECUTIVE’S knowing and voluntary act;

(c) EXECUTIVE has been advised by MAF to consult with EXECUTIVE’S personal attorney regarding the terms of this Agreement, including the aforementioned waiver;

(d) EXECUTIVE has had at least forty-five (45) calendar days within which to consider this Agreement;

    (e)        EXECUTIVE has the right to revoke this Agreement in full within seven (7) calendar days of execution and that none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;

(f) EXECUTIVE has read and fully understands the terms of this Agreement; and

(g) Nothing contained in this Agreement purports to release any of EXECUTIVE’S rights or claims under the Age Discrimination in Employment Act that may arise after the date of execution.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

MID AMERICA BANK, fsb	EXECUTIVE
for itself and its Parent, Subsidiaries and
Affiliates

By:_________________________	__________________________
Its:_________________________	Executive

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